Exhibit 10.2

INDEPENDENT CONTRACTORS SERVICES AGREEMENT

This Independent Contractor Services Agreement (the “Agreement”) is effective this day of May 24, 2021, and is made by and between Cell MedX Corp. (the “Company”),  with an address at 123 West Nye Ln., Suite 446, Carson City, NV 89706 and Jim MacFarlane D.B.A. Griffith Armada Capital (the “Contractor”), with an address at 4888 Pine Crescent, Vancouver, BC V6J 4L3.

Engagement of Services

The Contractor has particular skills with respect to marketing services and Investor awareness for public companies along with significant contacts in the corporate finance and investment community. The Contractor is to use these skills and contacts to increase investor awareness in the Company. The Contractor will also introduce the Company to potential investors.

The Contractor must receive written approval from the Company on all written material prior to public dissemination. If any written material is disseminated by the Contractor without the prior approval of the Company this Agreement may be terminated immediately and no further payments will be made.

Term

The initial term of this Contract is 3 months, beginning May 24, 2021, and ending August 24, 2021, and can be extended in writing upon agreement of all parties. Contract can be cancelled by either party with 30-day notice.

Compensation

The Company agrees to pay the Contractor $2,500 per month in United States dollars based on the following schedule in advance of each month;

May 24, 2021	$2,500
June 24, 2021	$2,500
July 24, 2021	$2,500

In addition to the cash payments, the Company will issue to the Contractor a total of 100,000 restricted common shares of Cell MedX Corp. as follows;

June 24, 2021	33,333 Restricted Common Shares
July 24, 2021	33,333 Restricted Common Shares
August 24, 2021	33,334 Restricted Common Shares

The cash payments are to be issued in the name of Jim MacFarlane  and the restricted common shares of Cell MedX Corp. are to be issued in the name of Griffith Armada Capital.

Independent Contractor Relationship

The Contractor's relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship.

The Contractor is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, provincial or local tax authority with respect to the performance of services and receipt of fees under this Agreement. The Contractor is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of the Contractor's compensation will be subject to withholding by the Company for the payment of any employee payroll taxes.

Ownership Rights in Company Property

The Company shall be the sole and exclusive owner of Company Property. “Company Property” means (a) all materials (including, without limitation, all documents, data, reports, drawings, analyses, equipment, products, prototypes, services and other work) furnished to the Contractor by the Company or produced by the Contractor in the performance of this Agreement or pursuant to any Project Assignment; and (b) all copyrights, patents, trade secrets, inventions, and other proprietary rights produced by the Contractor in the performance of this Agreement or pursuant to any Project Assignment. The term “Company Property” does not include any general know-how, methodology, processes, products, devices or experience of the Contractor gained prior to performance of the Services or from experience gained parallel to performance of the Services from unrelated sources. To the fullest extent permitted by law, all Company Property produced by the Contractor shall be deemed to be “Works for Hire” for the benefit of the Company, as U.S. federal and international copyright law defines that term. To the extent Company Property may not be considered Works for Hire, the Contractor hereby sells, assigns, and transfers all of its rights, title, and interest in Company Property to the Company, without additional consideration. The Contractor shall promptly execute and deliver any documents or instruments reasonably requested by the Company to evidence such transfers and the Contractor shall be reimbursed for reasonable expenses incurred by compliance with this obligation.

Survival

The rights and obligations contained herein will survive any termination or expiration of this Agreement.

Notices

Any notice which a party is required or permitted to give to another party shall be given by personal delivery, email or registered or certified mail, return receipt requested, addressed to the other party at the appropriate address as set forth below, or at such other address as the other party may from time to time designate in writing. The date of personal delivery or the date of mailing of any such notice shall be deemed to be the date of delivery thereof.

If to the Company:

Cell MedX Corp.

123 West Nye Ln

Suite 446

Carson City, NV 89706

Email: john@cellmedx.com

If to the Contractor:

Jim MacFarlane

D.B.A. Griffith Armada Capital

4888 Pine Crescent

Vancouver, BC V6J 4L3

Email: zipitzoomit@yahoo.ca

Quality

The Contractor warrants to the Company that the Services performed under this Agreement shall be performed with the degree of skill and care that is required by current, good and sound professional procedures and practices, and in conformance with generally accepted professional standards prevailing at the time the work is performed so as to ensure that the services performed are correct and appropriate for the purposes contemplated in this Agreement.

Governing Law

This Agreement shall be governed by the laws of the State of Nevada.

Entire Agreement

This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Services undertaken by the Contractor for the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date, May 24, 2021.

Cell MedX Corp.

By: /s/ Brad Hargreaves

Name: Brad Hargreaves

Title: VP Technology & Operations

Griffith Armada Capital

By: /s/ Jim MacFarlane

Name: Jim MacFarlane

Title: CEO